Exhibit 99.(d)(i)

Pacific Life Insurance Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448 www.PacificLife.com]

READ YOUR CONTRACT CAREFULLY

This is a legal contract between you (the “Owner”) and Pacific Life Insurance Company, a stock company.

We agree to pay the benefits provided under this Contract, subject to its provisions. We have issued this Contract in consideration of the Application and payment of the Purchase Payments received.

BENEFITS AND VALUES PROVIDED UNDER THE INDEX-LINKED OPTIONS ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. INDEX-LINKED OPTION CREDIT, IF ANY, IS CREDITED ON THE CONTRACT ANNIVERSARY AT THE END OF THE INDEX TERM, WHICH MAY NOT BE ANNUALLY.

THERE IS A RISK OF LOSS AND THE LOSS MAY BE GREATER IF WITHDRAWAL, DEATH, ANNUITIZATION, OR SURRENDER OCCURS BEFORE THE END OF AN INDEX TERM. GAINS MAY BE LIMITED AND ARE NOT GUARANTEED. THE INTERIM VALUE MAY REFLECT A NEGATIVE RETURN EVEN IF THE INDEX INCREASES, MAY REFLECT A POSITIVE RETURN EVEN IF THE INDEX DECREASES, AND MAY BE LOWER THAN THE AMOUNT AVAILABLE AT THE END OF THE INDEX TERM. WHILE THE CONTRACT VALUES MAY BE AFFECTED BY AN EXTERNAL INDEX, THE CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS. THE DETAILS OF THE INDEX-LINKED OPTIONS APPEAR IN THE RIDER(S) ADDED TO THIS CONTRACT.

A WITHDRAWAL CHARGE MAY BE APPLICABLE TO YOUR CONTRACT. IF APPLICABLE, WITHDRAWAL CHARGES MAY BE WAIVED IN SPECIFIC INSTANCES. PLEASE REVIEW YOUR CONTRACT SPECIFICATIONS PAGE AND THE CHARGES, FEES, AND DEDUCTIONS PROVISIONS CAREFULLY.

THE CONTRACT MAY HAVE A GUARANTEED MINIMUM DEATH BENEFIT; PLEASE REVIEW THE DEATH BENEFIT PROVISION FOR DETAILS.

Right to Cancel – You may return this Contract within [ten (10)] days, or [thirty (30)] days if a replacement after you receive it. To do so, send it to us or to the Financial Professional who sold it to you. No Withdrawal Charge will be imposed, and we will refund the Purchase Payments less Withdrawals as of the date the returned Contract is delivered to us in Good Order.

Signed for the Company at Newport Beach, California, to be effective as of the Contract Date.

PACIFIC LIFE INSURANCE COMPANY

INDIVIDUAL LIMITED PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT WITH INDEX-
LINKED OPTIONS

Investment Experience Reflected in Benefits - Variable Accumulation Before Annuity Date - Annuities
Payable in Fixed Dollar Amounts - Death Benefit Amount Payable Before Annuity Date
Non-Participating

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DEFINITION OF TERMS

Certain terms used throughout this Contract are defined in this section. Other terms may be defined in other parts of this Contract. Defined terms and certain Contract provisions are usually capitalized to provide emphasis.

Add-In Amount – The amount added by us, if applicable, to the Contract Value on the Notice Date to set the Contract Value equal to the Death Benefit proceeds that would have been payable to the deemed designated recipient of the Death Benefit.

Address on Record – The last known address we have on record for you and/or any assignee. An Address on Record includes a valid mailing address and may include e-mail addresses. It is your responsibility to inform us of any change to the Address on Record. You may not receive important communications if you fail to provide us with a valid mailing address.

Age – The actual age of the Owner(s) and/or Annuitant(s).

Annual Required Minimum Distribution (“RMD”) Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations.

Annuitant(s) – The person(s) whose life expectancy is used to calculate annuity payments. The primary Annuitant is the person on the Contract whose life determines the timing or amount of annuity payments. The term Annuitant also includes the joint Annuitant. If you add a joint or contingent Annuitant, "Annuitant" means the sole surviving Annuitant, unless otherwise stated. The contingent Annuitant is the person that becomes the Annuitant if the Annuitant dies before the Annuity Date.

The following Annuitant conditions apply:

•	The Age of all Annuitants as of the Contract Date must not exceed the Maximum Issue Age shown in the Contract Specifications.

•	If there is a Minimum Issue Age shown in the Contract Specifications, then the Age of all Annuitants as of the Contract Date must not be less than the Minimum Issue Age.

•	You may not change the primary or joint Annuitant after the Contract Date.

•	If the Contract is owned by a Non-Natural Owner, you may not have a contingent Annuitant.

•	You may add or change the contingent Annuitant prior to the Annuity Date if the contingent Annuitant is not the sole surviving Annuitant.

•	You may add a joint Annuitant on the Annuity Date.

Annuity Date – The date annuity payments (also referred to as the Annuity Start Date) are scheduled to begin, unless later changed by you. The scheduled Annuity Date is shown in the Contract Specifications.

Annuity Options – Payment options available upon converting the contract to annuity payments. Annuity Options are provided in the Contract Specifications.

Beneficiary(ies) – The person(s) or entity(ies) designated to receive any Death Benefit proceeds or any remaining annuity payments that may become payable. In the event that all primary Beneficiaries pre-decease the contingent Beneficiary(ies), the contingent Beneficiary(ies) will receive any benefits payable to the Beneficiary(ies) per the Line of Succession provision.

Business Day – Any day on which the New York Stock Exchange is open for trading. If any transaction or event under this Contract is scheduled to occur on or is requested for a day that is either not a Business Day or does not exist in a given calendar month, it will occur on the next following Business Day, unless otherwise stated. Standard market close is 4pm Eastern, Monday through Friday. This excludes certain holidays where the market may be closed or may close early.

Calendar Year – A one-year period beginning January 1 and ending December 31.

Code – The Internal Revenue Code of 1986, as amended.

Contract Anniversary – The anniversary of the Contract Date occurring each year the Contract is in force.

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Contract Date – The date we issued this Contract as shown in the Contract Specifications. Contract years and Contract Anniversaries are measured from the Contract Date.

Crediting Strategy – A method used to determine the Index-Linked Option Credit that is credited to an Index-Linked Option on the Vintage End Date.

Good Order – The standard that we apply when we determine whether an application, Instruction, Purchase Payment, Request, or Transfer is satisfactory.

An application, Instruction, Purchase Payment, Request, and/or Transfer will be considered in Good Order if it:

•	Is received at our Service Center in a manner that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such application, Instruction, Purchase Payment, Request, and/or Transfer;

•	Complies with all relevant laws and regulations on specific forms, or if no specific form is identified, by other means we then permit (such as via telephone or electronic transmission); and/or

•	Includes any signatures and dates that we may require.

We will notify you if an application, Instruction, Purchase Payment, Request, and/or Transfer is not in Good Order.

Index – A benchmark designed to track the performance of a defined portfolio of securities.

Index Discontinuation – We may remove or replace an Index if:

•	An Index is discontinued;

•	The calculation of an Index is substantially changed by the Index provider;

•	We no longer have permission to use an Index;

•	Index values should become unavailable for any reason; or

•	Its investment objectives, strategies, or risks substantially change.

If we substitute an alternative Index, as approved by the IIPRC, we will notify you and any assignee in writing to the Address on Record.

Index-Linked Option – An Interest Crediting Option to which Purchase Payments and Transfers may be allocated and that may receive an Index-Linked Option Credit for each Vintage. Each Index-Linked Option varies by Crediting Strategy, Protection Level, Index, and Index Term as applicable. Available Index-Linked Options are added by riders attached to this Contract and are listed in the Specifications. We may cease offering a specific Index-Linked Option or cease accepting Transfers to a specific Index-Linked Option at any time.

Index-Linked Option Credit – The amount of interest credited to each Vintage of an Index-Linked Option on the Vintage End Date. The Index-Linked Option Credit may be positive, negative, or equal to zero.

Index Price – Prices for the Indexes are determined as of the close of the New York Stock Exchange (NYSE) each day that the NYSE is open. On any day that the NYSE is closed, the Index Price from the last NYSE close day will apply.

Index Term – An Index Term begins on the Vintage Start Date and ends on the Vintage End Date.

Interest Crediting Option – The Fixed Account Option and/or any Index-Linked Options offered under the Contract.

Interim Value – A value calculated for each Vintage based on the market value of hypothetical derivatives supporting the option, as described in each Index-Linked Option rider. The Interim Value is used when a partial or full Withdrawal, Death Benefit payment, or annuitization occurs between a Vintage Start Date and the Vintage End Date.

IIPRC – Interstate Insurance Product Regulation Commission.

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Processing of Instructions, Purchase Payments, Requests and Transfers –Instructions, Purchase Payments, Requests, and Transfers must be received in Good Order before market close of the New York Stock Exchange to be processed on the same Business Day. Instructions, Purchase Payments, Requests, and Transfers received after market close will be processed on the next Business Day. We will not be liable for any loss, liability, or cost for processing Instructions, Purchase Payments, Requests, or Transfers submitted to us that we reasonably believe to be genuine.

Non-Natural Owner – A corporation or other entity with Ownership rights under this Contract.

Non-Qualified Contract – A Contract other than a Qualified Contract that is purchased with after-tax funds.

Notice Date – The day we receive Proof of Death and Instructions for the Death Benefit payment in Good Order.

Owner(s) – The person(s) or entity with all rights to this Contract. If joint Owners are named, all references to Owner means both Owners.

Proof of Life or Death – We may require Proof of Life for any person whose life determines any benefits under this Contract. We may require Proof of Death for any person whose death determines any benefits under this Contract. Proof of Death may consist of:

•	A certified copy of the death certificate or other lawful evidence providing equivalent information; and

•	Each designated recipient’s completed claim form.

Pro-Rata Reduction – The reduction percentage that is calculated at the time of a Withdrawal by dividing the amount of each Withdrawal, including any applicable taxes or Withdrawal Charges, by the Contract Value immediately prior to the Withdrawal.

Purchase Payment(s) – The amount of money paid to fund the Contract. The Initial Purchase Payment and any Subsequent Purchase Payments are Purchase Payments.

Qualified Contract – A Contract that qualifies under the Code as an individual retirement annuity ("IRA") or a Contract purchased under a Qualified Plan that qualifies for special tax treatment under the Code.

Qualified Plan – A retirement plan that receives favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Code.

Service Center – The office that administers your Contract. The mailing address of the Service Center at the time you applied for this Contract is shown in the Contract Specifications. We will notify you if the address changes.

Spouse – The Owner’s Spouse or the individual who is treated as the Owner’s Spouse pursuant to federal law.

Total Adjusted Purchase Payments – The sum of all Purchase Payments made to the Contract, reduced by a Pro-Rata Reduction for each prior Withdrawal (excluding Advisory Fee Withdrawals). This amount may be adjusted if there is a change of Owner.

Vintage – A new Vintage is created when there is a Purchase Payment Allocation or Transfer to an Index-Linked Option. Each Vintage corresponds to an Index-Linked Option and will have its own Index-Linked Option Value, Investment Base, Vintage Start Date, and Vintage End Date:

•	If a Vintage is created due to an Initial Purchase Payment allocation, its Vintage Start Date will be the Contract Date and the Vintage End Date will be the date that corresponds to the end of the Index Term.

•	If a Vintage is created due to a Subsequent Purchase Payment allocation, its Vintage Start Date will be the date the Subsequent Purchase Payment is received, and the Vintage End Date will be the same date as if the allocation had occurred on the Contract Date.

•	If a Vintage is created due to a Transfer, its Vintage Start Date will be the date of the Transfer and

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the Vintage End Date will be the date that corresponds to the end of the Index Term.

•	After the Vintage End Date, a new Vintage will begin unless you Request to Transfer out of the Index-Linked Option as described in the Transfer Provisions.

Vintage End Date – The last day of a Vintage.

Vintage Start Date – The first day of a Vintage.

We, Us, Our and the Company – Refers to Pacific Life Insurance Company.

You and Your – The Owner(s) of this Contract.

PURCHASE PAYMENT PROVISIONS

Initial Purchase Payment – This Contract will not be in force until we receive the Initial Purchase Payment Amount, and completed application if any, in Good Order. The Initial Purchase Payment Amount is shown in the Contract Specifications.

Subsequent Purchase Payment(s) – Any Subsequent Purchase Payments must be initiated by a Pacific Life Transfer and received within the Subsequent Purchase Payment Period shown in the Contract Specifications.

Aggregate Purchase Payment(s) – A single Purchase Payment, Subsequent Purchase Payment, or the total aggregate of all Purchase Payments for all the Contracts for which you are either Owner and/or Annuitant may not exceed the Maximum Aggregate Purchase Payment Amount shown in the Contract Specifications, unless you first receive Pacific Life home office approval.

Purchase Payment Allocation – You may allocate all or part of your Purchase Payments to one or more of the Interest Crediting Options. Each Subsequent Purchase Payment will be allocated according to the same allocation as the Initial Purchase Payment. Each Subsequent Purchase Payment allocated to an Index-Linked Option has separate Index-Linked Option Values.

CONTRACT VALUE PROVISIONS

Contract Value – The Contract Value as of the end of any Business Day is the sum of:

•	The Fixed Account Option Value; and

•	The Index-Linked Option Values for all Vintages.

We determine values on each Business Day.

Fixed Interest – Fixed interest will be credited daily at a rate which compounds over one year to the annualized Fixed Interest Rate. The amount of interest is based on the Fixed Account Option Value at the beginning of that day.

Fixed Interest Rate – The initial Fixed Interest Rate is shown in the Contract Specifications and is guaranteed for one year. Renewal Fixed Interest Rates may vary on each Contract Anniversary and will never be less than the Fixed Account Option Minimum Guaranteed Interest Rate shown in the Contract Specifications.

Fixed Account Option – An Interest Crediting Option to which Purchase Payments and Transfers may be allocated that credits Fixed Interest.

Fixed Account Option Value – The Fixed Account Option Value on any Business Day is the Fixed Account Option Value as of the prior Business Day, increased by any additions to the Fixed Account Option on that day as a result of any:

•	Fixed Interest credited;

•	Purchase Payments allocated to the Fixed Account Option; and

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•	Transfers to the Fixed Account Option;

and decreased by the amount of any deductions from the Fixed Account Option on that day as a result of any:

•	Transfers from the Fixed Account Option;

•	Withdrawals, including an applicable Withdrawal Charge;

•	Applicable Advisory Fee Withdrawals;

•	Charges for Premium Taxes and/or other taxes; and

•	Charges for any rider attached to the Contract.

Upon full surrender of the Contract, death or annuitization, the Fixed Account Option Value will equal the greater of the amount calculated above or the Fixed Account Option Guaranteed Minimum Surrender Value.

Index-Linked Option Value – Each Vintage has an Index-Linked Option Value. On the Vintage Start Date, the Index-Linked Option Value for a Vintage is equal to the Investment Base for that Vintage.

On any day other than the Vintage Start Date or Vintage End Date, the Index-Linked Option Value for a Vintage is equal to the Interim Value for that Vintage.

On the Vintage End Date, the Index-Linked Option Value for a Vintage is equal to the Investment Base for that Vintage plus any Index-Linked Option Credit (which may be positive, negative, or equal to zero).

Investment Base – Each Vintage has an Investment Base. On the Vintage Start Date, the Investment Base for a Vintage is equal to the amount allocated to that Vintage.

On any day other than the Vintage Start Date or Vintage End Date, the Investment Base will be reduced by:

•	Withdrawals, including an applicable Withdrawal Charge;

•	Applicable Advisory Fee Withdrawal;

•	Charges for Premium Taxes and/or other taxes or;

•	Charges for any rider attached to the Contract.

in the same proportion that the Withdrawal, Advisory Fee Withdrawal, Premium Taxes, or rider charge reduced the Interim Value.

On the Vintage End Date, the Investment Base is used to determine the Index-Linked Option Credit. The Investment Base will then be reduced by the amount of any:

•	Withdrawals, including an applicable Withdrawal Charge;

•	Applicable Advisory Fee Withdrawal;

•	Charges for Premium Taxes and/or other taxes or;

•	Charges for any rider attached to the Contract.

that occurs on the Vintage End Date before it is allocated to a new Vintage.

CHARGES, FEES, AND DEDUCTIONS PROVISIONS

Premium Taxes – We will deduct a charge proportionally from the Interest Crediting Options for any taxes we pay that are attributable to Purchase Payments or Withdrawals. Such taxes may include, but are not limited to any federal, state or local premium or retaliatory taxes; and any federal, state or local income, excise, business or any other type of tax (or component thereof), measured by or based upon, directly or indirectly, the amount of Purchase Payments we receive from you. We will normally deduct this charge upon annuitization. However, we may impose this charge on any Withdrawal or applicable Advisory Fee Withdrawals, at the time any Death Benefit is paid, when the taxes are incurred, or when we pay the taxes. We will base this charge on the Contract Value, the amount of the transaction, the total amount of Purchase Payments we receive under the Contract; or any other amount needed to reimburse us for taxes paid on this Contract.

Withdrawal Charge – A Withdrawal taken prior to the end of the Withdrawal Charge Period may be

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subject to a Withdrawal Charge. The amount of the charge depends on which Contract year the Withdrawal is taken. The amount of the Withdrawal Charge is calculated by multiplying the applicable Withdrawal Charge Percentage by the amount that the Withdrawal exceeds the Free Withdrawal Amount. The Withdrawal Charge Period and the Withdrawal Charge Percentages are shown in the Contract Specifications.

TRANSFER PROVISIONS

Transfers – On or before the Annuity Date and subject to the requirements and restrictions described in this section, you may Transfer all or part of the value from any Interest Crediting Option to other currently available Interest Crediting Options, while the Contract is in force.

Transfers are subject to the following conditions:

•	Transfers from a Vintage of an Index-Linked Option are permitted on the corresponding Vintage End Date, unless a benefit rider allows for an earlier date.

•	Transfers to a new Vintage of an available Index-Linked Option are permitted on any Contract Anniversary, unless a benefit rider allows for an earlier date.

•	Transfers from the Fixed Account Option are permitted on any Contract Anniversary.

•	Transfers to the Fixed Account Option are permitted on any Contract Anniversary.

Transfers between the Interest Crediting Options will normally be effective on the Contract Anniversary, provided the Transfer Request is received at our Service Center by market close on the Contract Anniversary.

Unless you instruct us otherwise, we will automatically Transfer the value of an expiring Vintage to a new Vintage under the same Index-Linked Option or if the same Index-Linked Option is not available, we will instead transfer the value of the expiring Vintage to the Fixed Account Option.

WITHDRAWAL PROVISIONS

Withdrawal(s) – On or before the Annuity Date and while this Contract is in force, you may Request to withdraw all or a portion of the Contract Value as a Partial Withdrawal or a Full Withdrawal, subject to the requirements and restrictions described in this section, provided the Owner, or the Annuitant in the case of a Non-Natural Owner, is living.

You may Request that the Withdrawal be taken from a specific Interest Crediting Option(s) or proportionally from all Interest Crediting Options. If your Request does not specify the Interest Crediting Option(s) from which the Withdrawal is to be made, the Withdrawal will be taken pro-rata from all Interest Crediting Options relative to the Contract Value in each option. Note that no Index-Linked Option Credit will be earned or credited on Withdrawals prior to the end of an Index Term.

Upon taking any Withdrawal, we will send you the Withdrawal Proceeds.

If any Withdrawal reduces the Contract Value to an amount less than or equal to the Minimum Contract Value to Avoid Contract Termination shown in the Contract Specifications, we may terminate the Contract and send you the Withdrawal Proceeds. We will not terminate the Contract for this reason if you own a guaranteed lifetime withdrawal benefit rider.

Advisory Fee Withdrawal – An advisory fee is a fee that you may pay for services provided by a financial professional pursuant to a separate agreement between you and the financial professional. These fees are separate from and in addition to any fees and charges you pay under this Contract.

If Advisory Fee Withdrawals are available for this Contract, you may Request that your financial professional take Advisory Fee Withdrawals from your Contract to pay advisory fees. Unless otherwise Requested, Advisory Fee Withdrawals will be taken proportionally from all Interest Crediting Options. To determine whether Advisory Fee Withdrawals are available for this Contract, see Advisory Fee Withdrawal Availability in the Contract Specifications.

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Withdrawal Proceeds – The amount we send you for a Partial Withdrawal or a Full Withdrawal.

Minimum Withdrawal Amounts – The minimum amounts that may be withdrawn from your Contract. Minimum Withdrawal Amounts are shown in the Contract Specifications.

Free Withdrawal Amount – During the Withdrawal Charge Period, the Free Withdrawal Amount is the amount available each Contract year without a Withdrawal Charge and equals the Free Withdrawal Percentage shown in the Contract Specifications multiplied by your Total Purchase Payments.

Any portion of the Free Withdrawal Amount not withdrawn during a Contract year may not be carried over to the next Contract year.

Partial Withdrawal – A Partial Withdrawal is a Withdrawal of an amount less than the Cash Surrender Value.

Full Withdrawal (“Cash Surrender Value”) – The amount available for a Full Withdrawal is the Cash Surrender Value which equals the Contract Value minus:

•	Any applicable Withdrawal Charge;

•	Any applicable Advisory Fee Withdrawals;

•	Premium taxes and/or other taxes;

•	Any pro rata rider charges.

Taking the Full Withdrawal will terminate the Contract, and we will have no further obligations under the Contract.

FIXED ACCOUNT OPTION GUARANTEED MINIMUM SURRENDER VALUE

Guaranteed Minimum Surrender Value (GMSV) – The minimum value you will receive from the Fixed Account Option upon full surrender of the Contract, death, or annuitization. On the Contract Date, the GMSV equals the Fixed Account Option Percentage of Purchase Payments, shown in the Contract Specifications, multiplied by your Purchase Payments allocated to, or transferred into, the Fixed Account Option, less any prior partial Withdrawals and Transfers from the Fixed Account Option, accumulated with interest using the applicable Fixed Account Option Nonforfeiture Rate for funds allocated to the Fixed Account Option.

Nonforfeiture Rate – The Nonforfeiture Rate is used to calculate the GMSV. The Initial Fixed Account Option Nonforfeiture Rate shown in the Contract Specifications, is set on the Contract Date and is guaranteed for the length of the Withdrawal Charge Period. After the Withdrawal Charge Period the Nonforfeiture Rate will be redetermined annually. The redetermined Nonforfeiture Rate will be equal to the applicable Nonforfeiture Rate that is effective on the Contract Anniversary at the time of redetermination.

BENEFICIARY PROVISIONS

Designation of Beneficiary – You may name multiple Beneficiaries who will share the Death Benefit proceeds or any remaining annuity payments.

Change of Beneficiary – You may change Beneficiaries subject to the terms of any Assignment, at any time prior to the death of the Owner (or first Annuitant in the case of a Non-Natural Owner), by submitting a Request. Qualified Contracts may have additional restrictions on naming and changing Beneficiaries. Unless otherwise specified by you, any Beneficiary change will take effect on the date you sign the Request, provided we receive the Request while the Contract is in force and subject to any payments made or actions taken by us prior to receipt of the Request.

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DEATH BENEFIT PROVISIONS

DEATH BEFORE THE ANNUITY DATE

Death Benefit – A Death Benefit will be payable as described below if any Owner (or first Annuitant in the case of a Non-Natural Owner) dies while this Contract is in force.

The Death Benefit proceeds will be calculated as of the Notice Date. The proceeds will equal the Death Benefit Amount less any charges for Premium Taxes and/or other taxes if proceeds are used to purchase an Annuity Option from us.

These proceeds may be payable in a lump sum, as Periodic Payments under an available Annuity Option, or in accordance with the Code (see Death of Owner Distribution Rules Before the Annuity Date provision).

Death Benefit Amount – The Death Benefit Amount is determined based on the Determination Age shown in the Contract Specifications, as described below.

•	If the oldest Owner’s Age (or oldest Annuitant’s Age if a Non-Natural Owner) on the Contract Date is equal to or younger than the Determination Age, the Death Benefit Amount is equal to the greater of:

1.	The Contract Value as of the Notice Date; or

2.	The Total Adjusted Purchase Payments as of the Notice Date.

•	If any Owner’s Age (or any Annuitant’s Age if Non-Natural Owner) on the Contract Date is greater than the Determination Age, the Death Benefit Amount is equal to the Contract Value as of the Notice Date.

A change of Owner is subject to the Ownership Change Age Maximums shown in the Contract Specifications.

•	If Ownership is changed to a person other than the Owner’s Spouse, to a trust or non-natural entity where the Owner and Annuitant are not the same person prior to the change, or if an Owner who is not a Spouse of the Owner is added, the Total Adjusted Purchase Payments on the Ownership Change Date will be reset to equal the lesser of:

1.	The Contract Value as of the Ownership Change Date; or

2.	The Total Adjusted Purchase Payments as of the Ownership Change Date.

•	After the Ownership Change Date, the Total Adjusted Purchase Payments will be:

1.	Increased by any Purchase Payments made; and

2.	Reduced by a Pro-Rata Reduction for any Withdrawals (excluding Advisory Fee Withdrawals) made after the Ownership Change Date.

Interest on Death Benefit Amount – Payment of the Death Benefit will be made within eight (8) days following the date we receive Proof of Death. Interest will be paid on the Death Benefit Amount as described below.

Interest shall accrue at the rate determined for this Contract from the eighth day following the date that due proof of death and Instructions regarding payment of the Death Benefit proceeds are received, through the payment date.

If the Death Benefit Amount is delayed thirty-one (31) calendar days or more once we receive Proof of Death and Instructions regarding payment of the Death Benefit proceeds, additional interest of 10% annually will be paid starting with the thirty first (31) calendar day through the payment date.

Line of Succession – We will pay the Death Benefit proceeds to the first among the following who is either

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living or is an entity entitled to receive such proceeds:

1.	The Owner(s);

2.	The Beneficiary(ies); or

3.	The contingent Beneficiary(ies).

If none are living (or if there is no entity entitled to receive the Death Benefit proceeds) on the date of the death, we will pay the proceeds to the Owner’s estate.

If a joint Owner is living at the time of the first joint Owner’s death but dies prior to the claim being paid, the proceeds will be paid to the Beneficiary(ies).

If all Beneficiaries and contingent Beneficiaries predecease the Owner, the proceeds will be paid to the Owner’s estate.

If a Beneficiary or contingent Beneficiary is living at the time of the Owner’s death but dies prior to the claim being paid, the proceeds will be paid to the Beneficiary or contingent Beneficiary’s estate.

If there are multiple Beneficiaries, the Death Benefit Amount will be calculated when we receive Proof of Death and Instructions from any Beneficiary. Any remaining Death Benefit Amount (including any applicable Add-In Amount) will be allocated to the Fixed Account Option and earn at least the Minimum Guaranteed Interest Rate for the Fixed Account Option.

If a Beneficiary is a trust, we will neither be responsible for verifying a trustee's right to receive any Death Benefit proceeds, nor for how the trustee disposes of any Death Benefit proceeds. If we receive Instructions in Good Order that the trust is not in effect prior to the Death Benefit payment, then the Death Benefit proceeds will be paid to the contingent Beneficiary(ies), if living; and if not, to the Owner’s estate.

Death of Annuitant – If an Annuitant dies and there is a surviving Joint or Contingent Annuitant, the surviving Joint or Contingent Annuitant becomes the sole Annuitant. If there is no surviving Joint or Contingent Annuitant, the youngest Owner becomes the Annuitant, provided that the Owner is a natural person.

Death Of Owner Distribution Rules – The following rules determine when a distribution must be made under this Contract. These rules do not affect our determination of the Death Benefit Amount or Death Benefit proceeds. If there is more than one Owner, these rules apply on the date the first of joint Owner dies.

If an Owner dies, the designated recipient must elect to receive the Death Benefit proceeds:

•	In an immediate lump sum payment;

•	As a lump sum payment or installments provided proceeds are paid within five (5) years following that Owner’s death; or, if applicable

•	In the form of an annuity for life or over a period that does not exceed the life expectancy of the designated recipient, with annuity payments starting within one (1) year after that Owner’s death.

Unless otherwise required by law, an election to commence annuity payments must be made within one (1) year from the date of the Owner’s death.

For Non-Qualified, Traditional IRA and Roth IRA contracts, the Owner may designate that the Beneficiary is to receive the Death Benefit proceeds either through a lump sum, an annuity for life or over a period that does not exceed the life expectancy of the Beneficiary. Options for Qualified Contracts may differ based on tax laws for different types of Beneficiaries. The Instructions must be received by us and may only be changed by the Owner. Upon death of the Owner, the Beneficiary cannot change the Owner’s Instructions regarding the Death Benefit proceeds.

This Contract incorporates all applicable provisions of Code Section 72(s) and any successor provision to qualify this Contract as an annuity contract for federal income tax purposes, including the requirement that, if the Owner dies before the Annuity Date, any Death Benefit proceeds under this Contract shall be distributed within five (5) years of the Owner’s death (or such other period that we offer and that is permitted under the Code).

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These Death of Owner Distribution Rules do not apply to Qualified Contracts issued under Qualified Plans as defined in Section 401, 403, 408, 408A, or 457 of the Code or to an annuity that is a qualified funding asset as defined in Code Section 130(d) (but without regard to whether there is a qualified Assignment).

SPOUSAL CONTINUATION

On the Notice Date, if the Spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving joint Owner, and has an unrestricted right to receive the Death Benefit proceeds in a lump sum, the Spouse may choose to continue this Contract as the Owner if we receive Instructions for processing prior to one (1) year from the date of death. If the Spouse chooses to continue this Contract as the Owner, on the Notice Date we will set the Contract Value to be equal to the Death Benefit Amount that would have been payable to the Spouse as the Beneficiary. The amount of the Death Benefit Amount that exceeds the Contract Value, if any, will be added to the Contract Value allocated to the Fixed Account Option in the form of the Add-In Amount on the Notice Date. The existing allocations will remain in the same Interest Crediting Option(s) for the remainder of the existing term(s). The Spouse may Transfer the value from any Interest Crediting Options to other currently available Interest Crediting Options as described in the Transfer Provisions.

DEATH ON OR AFTER THE ANNUITY DATE

Death of Owner – If an Owner, who is not an Annuitant, dies after the Annuity Date and there are remaining annuity payments under the Annuity Option in effect at the time of the Owner’s death, payments will continue, and the Owner’s Contract rights will transfer following the order of the Line of Succession provision.

Death of Annuitant – If an Annuitant dies after the Annuity Date the following conditions apply:

•	If a joint Annuity Option is chosen, the annuity payments will be based on the life of the surviving Annuitant.

•	If a Period Certain Annuity Option or Life with Period Certain Annuity Option was chosen and the last surviving Annuitant dies before the guaranteed annuity payments are completed, we will pay the remainder of the guaranteed payments.

•	If a Life with Period Certain Annuity Option was chosen, and the last surviving Annuitant dies after the Period Certain, the annuity payments will stop.

•	If a Life with Cash Refund Annuity Option was chosen and the total amount of annuity payments is less than the amount annuitized at the time the last surviving annuitant dies, then a lump sum amount (equal to the amount annuitized less total annuity payments paid) will be paid. If the total amount of annuity payments is greater than or equal to the amount annuitized at the time the last surviving annuitant dies, then the annuity payments will stop.

If a Life with Installment Refund Option was chosen and the total amount of annuity payments is less than the amount annuitized at the time the last surviving Annuitant dies, then annuity payments will continue to be paid until the total amount of annuity payments equals the amount annuitized. If the total amount of annuity payments is greater than or equal to the amount annuitized at the time the last surviving annuitant dies, then the annuity payments will stop.

Payments will be made following the order in the Line of Succession provision.

ANNUITY PROVISIONS

Date Annuity Payments Begin – Annuity payments begin on the Annuity Date if an Annuitant is living and the Contract is in force. Once annuity payments begin, no changes can be made to the Annuity Option, no Subsequent Purchase Payments will be accepted, and no Withdrawals will be allowed.

Annuity Date – We assign the Annuity Date based on the Contract type chosen and the Annuitant’s Age. If there are joint Annuitants, the Annuity Date is based on the younger Annuitant’s Age. The Annuity Date is shown in the Contract Specifications, unless otherwise changed by you as outlined below.

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The Annuity Date may be changed to a new Annuity Date by providing us with a request in Good Order at least ten (10) Business Days prior to the current or new Annuity Date, whichever is earlier. The new Annuity Date must be after the first Contract Anniversary and on or before the day the younger Annuitant reaches the Maximum Annuitization Age, or earlier as required by any applicable federal law or the Code. You may be subject to additional restrictions under your Qualified Plan. Consult with your Qualified Plan administrator before you elect an Annuity Date.

Minimum Amount(s) – On the Annuity Date, if minimum amounts are not met the contract will be terminated and the Contract Value will be distributed in one lump sum to you. Withdrawal Charges will not be deducted from the lump sum Withdrawal.

The following minimum amounts apply on the Annuity Date:

•	The Contract Value must not be less than the Minimum Annuitization Amount shown in the Contract Specifications; and

•	The periodic annuity payments must not be less than Minimum Annuity Payment Amount shown in the Contract Specifications.

Default Annuity Option – If you have a Non-Qualified Contract and you do not choose an Annuity Date, the Annuity Date will be the Annuitant’s Maximum Annuitization Age or the younger joint Annuitant’s Maximum Annuitization Age, whichever applies.

If you have a Qualified Contract and you do not choose an Annuity Date, the Annuity Date will be the Annuitant’s Maximum Annuitization Age. However, some states’ laws or federal laws may require a different Annuity Date. Certain Qualified Contracts may require distributions at an earlier Age.

If you have not selected an Annuity Option at your Annuity Date, the contract will be annuitized as follows:

•	Non-Qualified Contract – Your Annuity Option will be Life with a ten (10) year Period Certain.

•	Qualified Contract – Your Annuity Option will be Life with ten (10) year Period Certain, or a shorter Period Certain as may be required by federal regulation. If you are married, different requirements may apply. Please contact your plan administrator for further information, if applicable.

Application of Contract Value – On the Annuity Date, unless we are directed otherwise, annuity payments will be based on the sum of:

a.	The Index-Linked Option Value(s), plus

b.	The Fixed Account Option Value; less

c.	Premium taxes or other taxes, if applicable.

Annuity payments will not be less than those that would have been provided by the application of the amount described above to purchase any single consideration immediate annuity offered by us to the same class of annuitants at the time annuity payments commence.

Conversion to Current Rates – The Annuity payments will be based on the greater of:

1.	Our current annuity rates in effect for this Contract on the Annuity Date; or

2.	Our guaranteed annuity rates shown in the Contract Specifications.

Amount of Payments – The annuity payment amount will depend on the Annuity Date, Annuity Option, and payment frequency. If you do not choose a Period Certain Only Annuity Option, the annuity payment amount will also depend on the Age and sex of the Annuitant(s) unless unisex factors apply.

Periodic Payments – The first annuity payment will be determined on the Annuity Date and will be made on the Business Day following the Annuity Date. Subsequent annuity payments will be processed on the Business Day in each payment period that corresponds to the Annuity Date and will be made on the following Business Day. The dollar amount of annuity payments after the first payment is specified during the annuity payment period according to the provisions of the elected Annuity Option.

Beneficiary Annuity Option – For a Beneficiary selecting an Annuity Option, the first annuity payment will

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be determined on the first Business Day of the calendar month, or earlier at our option, following the Business Day we receive due Proof of Death and Instructions regarding payment, (called the “payment start date”), and any other required documentation. Subsequent annuity payments will be processed on the Business Day in each payment period that corresponds to the payment start date and will be made on the following Business Day.

GENERAL PROVISIONS

Annuity Tax Qualification – This Contract is intended to qualify as an annuity contract for federal income tax purposes. The Contract is interpreted and administered to ensure or maintain such tax qualification.

Assignment – If the Contract is absolutely assigned, the assignee becomes the Owner. Consult with your tax adviser to determine the tax consequences prior to requesting an Assignment.

Unless otherwise specified by you, the Assignment is effective on the date the Request is signed and is in Good Order, subject to any payments made or actions taken by us prior to our receipt of the Request. Assignments are subject to the following conditions:

•	If your Contract is Non-Qualified, you may assign all rights and benefits under this Contract by providing us with Instructions.

•	Any Instruction to assign or transfer rights under this Contract may be refused on a non-discriminatory basis for purposes of satisfying applicable laws or regulations including Rule 12h-7 under the Securities Exchange Act of 1934, or successor regulations.

•	Unless otherwise specified by you, the Assignment is effective on the date the Instruction is signed, subject to any payments made or actions taken by us prior to our receipt of the Instruction. We are not responsible for the validity of any Assignment.

Basis of Values – A detailed statement showing how values are determined has been filed with the IIPRC. All values are at least equal to those required by the IIPRC standards.

Claims of Creditors – The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.

Conformity with Interstate Insurance Product Regulation Commission (IIPRC) Standards – This Contract was approved under the authority of the IIPRC and issued under the IIPRC Standards. If there is any contract provision that is in conflict with any IIPRC Standards in effect as of the date this Contract is approved by the IIPRC, then that provision is amended to conform to the applicable IIPRC Standard in effect on the date of such approval.

Contract Modifications – This Contract may be modified by the Company to maintain compliance with applicable state and federal law or Code requirements. Modifications to the Contract can only be made in writing by an authorized officer of the Company. You will be provided with notice at your Address on Record of any change affecting your Contract and we will obtain your prior written consent if any change diminishes your rights and/or benefits under this Contract.

Delay of Payments – We will pay any amounts due from the Contract within seven (7) days after our receipt of the Request. If you make any Purchase Payment by check, other than a cashier’s check, we may delay making payments to you until your check has cleared.

We reserve the right to delay payments (except for payment of Death Benefits), or Transfers for up to six (6) months after the requested effective date of the transaction, as permitted under applicable law. If payment is delayed, we will credit the delayed amount with any interest required by law. If a Transfer is delayed, we will notify the Owner of the specific date on which the Transfer will be effective, the reason for the delay and the value of the Transfer as of the date we receive the Request.

Effect of Additional Benefits on Contract Provisions – Your Contract may include additional benefits that are added by rider or endorsement. These rider and endorsement forms may include provisions that replace or amend provisions in this Contract. Please read this Contract and all other forms carefully and contact legal and tax advisors for additional information or advice.

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Entire Contract – This Contract, the attached application, any riders, endorsements, and signed amendments constitute the Entire Contract, and supersede all prior agreements, whether oral or written about the terms of this Contract and the application. All statements made by or under the authority of the applicant in the application shall be deemed, in the absence of fraud representations and not warranties.

Incontestability – We will not contest this Contract unless there was a material misrepresentation in the application (if any) or, when permitted by applicable law in the state of delivery, where the Contract was procured through fraud. If we determine that the application (if any) contains a material misrepresentation, we will rescind the Contract and return to you the Purchase Payments paid less any Withdrawals taken. No Death Benefit will be paid. After the Contract has been in force for two years during the Owner’s, or Annuitants in the case of a Non-Natural Owner, lifetime, this Contract cannot be contested except if the Contract was procured by fraud.

Minimum Benefits – The benefits under the Fixed Account Option are not less than the Minimum Benefits required by section 7B of the NAIC Model Variable Annuity Regulation, Model #250, using the nonforfeiture interest rate consistent with the minimum nonforfeiture interest rate prescribed in the law of the state in which the policy is delivered or issued for delivery. Such benefits may be changed by transactions described in this Contract. The benefits under the Index-Linked Options are not less than the Minimum Benefits required by Section 7 of the NAIC Model Variable Annuity Regulation, Model #250. Such benefits may be changed by investment performance and partial or Full Withdrawals.

Misstatement of Age and/or Sex – If the Age and/or sex of the Annuitant or Owner is incorrect, we will base any Death Benefit or annuity payments on the correct Age and/or sex. If annuity payments have started, we will deduct/add the amount of the overpayment/underpayments with interest from/to future payments, using the Interest Rate Used for Misstatements of Age and/or Sex shown in the Contract Specifications.

Non-Participating – This Contract is classified as a Non-Participating contract. It does not participate in our profits or surplus, and therefore no dividends are payable.

Ownership – You may exercise all rights available under this Contract without our consent, except as otherwise required by law. Consult with your tax adviser to determine the tax consequences of any Ownership change before taking any action.

Any change of Ownership, if allowable, will be effective on the Ownership Change Date and is subject to the following conditions:

•	If your Contract is Non-Qualified, you may Request to change Ownership at any time.

•	If there are joint Owners, both Owners must consent to changes.

•	We may refuse your Request to change Ownership on a non-discriminatory basis, for purposes of satisfying applicable laws or regulations, including Rule 12h-7 or successor regulations under the Securities Exchange Act of 1934, as amended.

•	The Age of any named Owner must not exceed the Ownership Change Age Maximums shown in the Contract Specifications.

•	If applicable, the Age of any named Owner must not be less than the Minimum Issue Age shown in the Contract Specifications.

•	A change in Ownership may impact benefits under the Contract. Consult with your tax adviser to determine the tax consequences of any Ownership change before taking any action.

Ownership Change Date – The date that an allowable change of Owner is effective. This is the date the Request is signed or the date specified by you, provided we receive the Request while the Contract is in force and subject to any payments made or actions taken by us prior to our receipt of the Request.

Report to Owner(s) – Each year prior to the Annuity Date, we will provide the Owner(s) a report with the beginning and ending dates of the current reporting period. This report includes the Contract Value and Interim Value, if any, at the beginning and end of the current report period, the transactions during the current report period, by type, the Cash Surrender Value and Death Benefit Amount, if any, at the end of the current report period. The report will be sent to the Address on Record and shall provide current information as of a date not more than four (4) months prior to the date of mailing. Additional reports are available on request at no charge.

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Withholding Taxes – We will withhold any taxes required by federal and state law from the Contract unless you provide alternate Instructions allowable under the applicable withholding rules.

Separate Account – The Company holds certain investments supporting the assets allocated to the Index-Linked Options in a non-insulated, non-unitized Separate Account. The Separate Account is established pursuant to the laws of the Company's domiciliary state solely for the purpose of supporting obligations under the Contract. You do not directly participate in the performance of assets held in the Separate Account; and do not have any direct claim on them. Assets of the Separate Account are chargeable with the claims of any of the Company's contract owners as well as the Company's creditors and are subject to the liabilities arising out of any other business the Company conducts. The Separate Account is not registered under the Investment Company Act of 1940.

CONTRACT TERMINATION

This Contract will remain in force until the earlier of:

•	The date on which the last annuity payment is made;

•	The date all Death Benefit proceeds have been paid; and

•	The date we pay you a Full Withdrawal.

In addition, all Contract provisions that are not related to annuity payments will terminate on the Annuity Date.

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Pacific Life Insurance Company ● [700 Newport Center Drive ● Newport Beach, CA 92660]

INDIVIDUAL LIMITED PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT WITH INDEX-
LINKED OPTIONS

Investment Experience Reflected in Benefits - Variable Accumulation Before Annuity Date - Annuities
Payable in Fixed Dollar Amounts - Death Benefit Amount Payable Before Annuity Date -
Non-Participating